NEWS RELEASE


                             For Immediate Release
                         For More Information Contact:
                                 May 14, 2003
                                 Richard Jones
                                (315)-438-4700


                        Microwave Filter Company, Inc.
                          Sales and Profits Decrease


East Syracuse, NY - Net sales decreased $1,097,059 or 52% to $1,013,892 for the three months ended March 31, 2003 when compared to net sales of $2,110,951 for the three months ended March 31, 2002. For the six months ended March 31, 2003, net sales decreased $1,998,362 or 44.4% to $2,503,049 when compared to net sales of $4,501,411 for the six months ended March 31, 2002. The decreases in sales can primarily be attributed to the decrease in the sales of the Company's standard cable/satellite TV products. Last year, the Company saw an increase in demand for the Company's filters which suppress strong out-of-band interference caused by military and civilian radar systems, primarily due to the increased security measures that were taken as a result of the September 11th terrorist attacks. That demand has decreased resulting in the lower sales and due to the current economic climate, the Company has not seen an increase in sales in other product areas.

The Company recorded a net loss of $179,076, or a loss of $.06 per share, for the three months ended March 31, 2003 compared to net income of $158,781, or $.05 per share, for the three months ended March 31, 2002. For the six months ended March 31, 2003, the Company recorded a net loss of $265,244, or a loss of $.09 per share, compared to net income of $534,273, or $.18 per share, for the six months ended March 31, 2002. The decreases in net income can primarily be attributed to the decreases in sales.

Microwave Filter Company, Inc. manufactures electronic filters for eliminating interference and signal processing for such markets as Cable Television, Broadcast, Mobile Communications, Avionics, Radar, Navigation and Defense Electronics. Its subsidiary, Niagara Scientific, Inc., manufactures industrial automation equipment.

The Company's stock is traded on the NASDAQ over-the-counter market under the symbol MFCO.